As filed with the Securities and Exchange Commission on June 29 , 1995 File No. 33-
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                                 FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        CITIZENS UTILITIES COMPANY
(Exact name of registrant as specified in charter)
DELAWARE                                                   06-0619596
(State or other jurisdiction of incorporation or organization)
(I.R.S. employer identification number)

         High Ridge Park, Bldg. No. 3, Stamford, Connecticut 06905
                              (203) 329-8800
(Address, including, Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Robert J. DeSantis
                       Vice President and Treasurer
                        Citizens Utilities Company
                       High Ridge Park, Bldg. No. 3
                               P.O. Box 3801
                        Stamford, Connecticut 06905
                          Tel. No. (203) 329-8800
 (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

Copies to:
                        Jonathan H. Churchill, Esq.
                    Boulanger, Hicks, Stein & Churchill
                           135 East 57th Street
                         New York, New York 10022
                           Tel. No. 212-838-5600

                   ------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                   ------------------------------------







                      CALCULATION OF REGISTRATION FEE

Title of each    Amount to be     Proposed     Proposed
class of         registered       maximum      aggregate       Amount of
securities to    Amount to be     offering     offering        Registration
be registered    registered       per unit     price           fee
- -------------    ------------     --------     ---------       -------------

Common Stock*    920,000 shares** $11.875*     $10,925,000***  $3,767

* Includes shares of Common Stock Series B issuable upon conversion of Common Stock Series A.
** This Registration Statement shall be deemed to cover additional securities to be issued in connection with or as a result of stock splits, stock dividends or similar transactions.
*** Estimated solely for the purpose of calculating the registration fee. Based on the average of the reported high and low sales prices of shares of Common Stock on June 26, 1995.
_____________________
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Prospectus contained herein also relates to the Registration Statement on Form S-3, File No. 33-55075, initially filed with the Securities and Exchange Commission on August 16, 1994, for the registration under the Securities Act of 1933 of 1,600,000 shares of Common Stock of the Company, which became effective on August 31, 1994. The Prospectus constitutes Post-effective Amendment No. 1 to said Registration Statement, which as a result of stock dividends covers as of June 30, 1995 up to 1,693,165 shares of Common Stock of registrant. Registrant hereby requests such Amendment be declared effective at the same time as the within Registration Statement.

                           SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED JUNE 29, 1995
PROSPECTUS
                                 2,613,165
                                  Shares

                        CITIZENS UTILITIES COMPANY

                               Common Stock
                        ------------------------

     Citizens Utilities Company (the "Company" or "Citizens") has, from time to time, offered, and may offer, its Common Stock, Series A and/or Series B (par value $.25 per share) (the "Common Stock"), in connection with the acquisition, directly or indirectly, by the Company of various businesses, properties or interests therein. The terms of acquisitions involving Common Stock covered by this Prospectus have or will have been determined by negotiations with the representatives of the businesses acquired.

     This Prospectus may be used by persons ("Selling Stockholders") who have or will have received the Company Common Stock covered by this Prospectus in connection with acquisitions and who may wish to sell such stock under circumstances requiring or making desirable its use. The aggregate number of shares of Common Stock thus offered will not exceed 2,613,165 shares. See "Selling Stockholders." Sales by means of this Prospectus may be made from time to time in one or more transactions (which may involve crosses or block transactions) on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of shares of Common Stock for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Stockholders and broker-dealers that participate with Selling Stockholders in the distributions of shares of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Act"), and any commissions received by them and any profit on the resale of shares of Common Stock may be deemed to be underwriting compensation.

     Stockholders may also offer shares of Common Stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Act, and shareholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

      The outstanding shares of Common Stock are, and the shares of Common Stock to be offered pursuant to this Prospectus will upon notice of issuance be, listed on the New York Stock Exchange.

     All expenses of this offering will be paid by the Company.
                         ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------------------

               The date of this Prospectus is June __, 1995
                                  ------------------------

     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at its regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington,
D. C. 20549, at prescribed rates. The Common Stock of the Company is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and reports, proxy material and other information concerning the Company may be inspected at the office of that Exchange.

                         ------------------------

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC pursuant to the 1934 Act are incorporated into this Prospectus by reference:

     The Company's Annual Report on Form 10-K for the year ended
December 31, 1994.

     The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     The Company's Current Reports on Form 8-K relating to the acquisitions of the Telecommunications Properties filed July 5, August 9, and December 7, 1994, and June 1, 1995.

     Prospectus Supplement dated June 8, 1995, to the Prospectus dated March 28, 1994, filed with the SEC on June 12, 1995, pursuant to Rule 424(b) of the Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Common
Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to Office of the Secretary, Citizens Utilities Company, High Ridge Park, Bldg. No. 3, Stamford, Connecticut 06905 (telephone 203-329-8800).
THE COMPANY

     Citizens Utilities Company (the "Company" or "Citizens") is a diversified operating public utility currently providing, either directly or through subsidiaries, telecommunications, natural gas transmission and distribution, electric distribution, water or wastewater services to customers in areas of eighteen states. Citizens also holds a significant investment interest in Centennial Cellular Corp., a cellular telephone company, and owns Electric Lightwave, Inc., an alternative telecommunications service provider in Arizona, California, Oregon, Utah and Washington. Beginning with 1945, the Company has increased its revenues, net income and earnings per share (adjusted for intervening stock dividends and stock splits) every year without interruption.

     The Company, with administrative offices at High Ridge Park, Stamford, Connecticut 06905 (telephone (203) 329-8800), was incorporated in Delaware in 1935 to acquire the assets and business of a predecessor corporation. Since then, the Company has grown as a result of investment in owned utility operations and numerous acquisitions of additional utility operations. It continues to consider and carry out business expansion through significant acquisitions and joint ventures in traditional public utility and related fields and the rapidly evolving telecommunications and cable television industries.

     As a result of its diversification, the Company is not dependent upon any single geographic area for its revenues, nor is the Company dependent upon any one type of utility service for its revenues. Because of this diversity, no single regulatory body regulated or will regulate a utility service of the Company accounting for more than 13% of its 1994 revenues, pro forma for the acquisitions of the Telecommunications Properties. The Company is not aware of any other utility company as fully diversified in both geographic areas served and variety of services provided. The Company's operations are conducted principally in smaller communities and non-urban areas. No material part of the Company's business is dependent upon a single customer or a small group of customers. The loss of any single customer or a small group of customers would not have a materially adverse effect upon the Company. The Company's consumer connections have increased from 26,150 in 1945, to 225,389 in 1965, to 610,585 in 1985, and to approximately
1,400,000 as of March 31, 1995.

     The Company continually considers and is carrying out expansion through significant acquisitions and joint ventures in the rapidly evolving telecommunications and cable television industries and in traditional public utility and related businesses.

                             GTE ACQUISITIONS

     On May 19, 1993, Citizens and GTE Corporation ("GTE") announced the signing of ten definitive agreements pursuant to which Citizens agreed to acquire from GTE, for $1.1 billion in cash, certain telephone properties serving approximately 500,000 local telephone access lines in nine states:
Arizona, California, Idaho, Montana, New York, Oregon, Tennessee, Utah and West Virginia ("GTE Telephone Properties"). On December 31, 1993, 189,000 local telephone access lines in Idaho, Tennessee, Utah and West Virginia were transferred to the Company. On June 30, 1994, 270,900 local telephone access lines in New York were transferred to the Company. On November 30, 1994, 37,800 local telephone access lines in Arizona and Montana were transferred to the Company, and on December 30, 1994, 5,400 local telephone access lines in California were transferred to the Company.

                            RECENT DEVELOPMENTS

     On November 29, 1994, Citizens and ALLTEL Corporation ("ALLTEL") announced the signing of eight definitive agreements pursuant to which Citizens agreed to acquire from ALLTEL for $292 million certain telephone properties serving approximately 110,000 local telephone access lines and certain cable television systems serving approximately 7,000 subscribers.
The properties are located in eight states: Arizona, California, Nevada, New Mexico, Oregon, Tennessee, Utah and West Virginia ("ALLTEL Telephone Properties"). The closings for the access lines in Oregon and West Virginia are expected to close on June 30, 1995 and the closings for the remaining access lines are expected to occur state by state before the end of 1995.
The purchases require the approval of the Federal Communications Commission, the Department of Justice and the regulatory commissions of the states in which the properties are located.

     The GTE Telephone Properties and ALLTEL Telephone Properties collectively are referred to herein as the "Telecommunications Properties."

     The Public Utility Commission of the State of California ("CPUC") issued an order, effective January 1, 1995, authorizing competition for intrastate intraLATA switched toll services, rebalancing local exchange and toll rates, establishing more specific procedures for local exchange carriers to enter into incentive regulatory frameworks ("IRF") and providing a timetable for the elimination of the intrastate toll settlement pools for mid-sized local exchange carriers. In support of CPUC efforts which preceded its order, the Company's California telephone subsidiary (the "Subsidiary") exited the toll settlement pools in 1991 and entered into a transition contract with Pacific Bell. Pursuant to this contract, Pacific Bell agreed to pay the Subsidiary $38 million annually through the end of 1994 to partially offset the decline in revenues which resulted from exiting the toll settlement pools. The Subsidiary expected to conclude a general rate case permitting the implementation of rebalanced, competitive rates effective January 1, 1995 intended to protect the Subsidiary's overall revenues, other than the $38 million Pacific Bell contract payment, by enabling it to compete effectively in the intrastate intraLATA switched toll services market. Although this general rate case has not been finalized the CPUC issued an interim rate order which became effective January 1, 1995 and authorized rebalanced competitive rates for the Subsidiary. In its general rate case, the Subsidiary requested approval of an IRF which would allow it to earn up to 5% in excess of its authorized rate of return. It is expected that the approved IRF will be effective when the final rate order is issued later in 1995.

                               THE BUSINESS

     Operating divisions of Citizens provide electric distribution and natural gas transmission and distribution public utility services, purchasing part of electric power needed and all gas supplies. Telecommunications, water and wastewater public utility services are provided either by divisions of Citizens or by its subsidiaries.

                    CAPITAL REQUIREMENTS AND FINANCING

     The total purchase price for the Telecommunications Properties, net of the property to be transferred to ALLTEL, valued at $10 million, is $1.381 billion. The Company intends to permanently finance the acquisition of the Telecommunications Properties approximately one-third from the issuance of equity securities, one-third from the issuance or assumption of debt securities, and one-third from Company investments. In addition, the Company is engaged in a continuous acquisition program and expects, from time to time, to acquire properties in the rapidly evolving telecommunications and cable television industries and traditional public utility and related businesses.

     Through March 31, 1995, the purchase price for the Telecommunications Properties had been permanently financed with approximately $296 million of cash and investments, $272.7 million of equity issued pursuant to the Company's Direct Stock Purchase Plan, employee benefit plans and an underwritten public offering, and $275 million of long-term debt. As of March 31, 1995, the remainder of the purchase price of the acquired Telecommunications Properties has been temporarily financed with commercial paper, $164.3 million of which was classified as short-term debt (to be repaid from cash and investments and the issuance of equity) and $91 million of which was classified as long-term debt (to be refinanced through the issuance of long-term debt). On June 15, 1995, the Company issued an additional $125 million of long-term debt.

     The Company carries out a continuous construction program to maintain reliable and safe service and to meet future customer service requirements. The Company estimates that expenditures for construction, extension and improvement of service relating to existing properties, including the acquired Telecommunications Properties, will require approximately $262 million in 1995. The Company's construction program is under continuous review and may be revised depending on business and economic conditions, regulatory action, governmental mandates, customer demand and other factors. Capital requirements are being financed from internally generated funds, and the issuance of taxable and tax-exempt long-term debt, equity and short-term debt.

     The Company maintains $1.2 billion of committed bank lines of credit for general corporate purposes. As of June 29, 1995, no amounts were outstanding under the existing bank lines of credit.

                           SELLING STOCKHOLDERS

     This Prospectus covers up to 920,000 shares of Common Stock Series B (the "Shares") to be issued to Lowell E. Eckert, the sole shareholder of FCS, Inc. a New York corporation doing business as Flex Communications Systems ("FLEX"). FLEX operates as a long distance interexchange carrier serving customers in upstate New York under grants of authority from the Federal Communications Commission and the New York Public Service Commission. FLEX is headquartered in Johnstown, NY. The actual number of shares to be issued to Lowell E. Eckert and to be offered pursuant to this Prospectus will be set forth in a supplement to be filed with respect to Schedule A annexed to the Prospectus. Lowell E. Eckert is the Chairman of the Board and President of FLEX. The Shares are to be issued to Lowell E. Eckert in conjunction with the purchase of all of the issued and outstanding Common Stock of FLEX by the Company.

     This Prospectus also relates to shares of Common Stock that may be sold for the account of other shareholders listed in Schedule A to this Prospectus.

     This Prospectus shall be deemed to cover additional securities to be issued in connection with or as a result of stock splits, stock dividends or similar transactions.
                              USE OF PROCEEDS

  This Prospectus relates to shares of Common Stock Series A and Common Stock Series B of the Company which have been or may be offered and issued by the Company from time to time in the acquisition of other businesses or assets, or interests therein. Other than the businesses or assets acquired, there will be no proceeds to the Company from these offerings, nor will the Company receive any proceeds from any resales of shares by Selling Stockholders.

             DESCRIPTION OF COMMON STOCK SERIES A AND SERIES B

  Citizens' common stock consists of two series: Common Stock Series A and Common Stock Series B (collectively referred to as the "Common Stock"). The Company has authorized 200,000,000 shares of Common Stock Series A and 300,000,000 shares of Common Stock Series B. As of May 31, 1995 the Company had outstanding 153,589,459 shares of Common Stock Series A and 63,604,401 shares of Common Stock Series B. As of May 31, 1995 there were 24,927 record holders of Common Stock Series A and 19,159 record holders of Common Stock Series B. The holders of Common Stock Series A and Common Stock Series B are entitled to one vote for each share on all matters voted on by stockholders. Pursuant to Citizens' Restated Certificate of Incorporation, the holders of Common Stock Series A and the holders of Common Stock Series B vote together as a single class on all matters to be voted on by stockholders, unless otherwise expressly required by applicable law. Common Stock Series A is convertible, on a share-for-share and tax-free basis, into Common Stock Series B at all times. Common Stock Series B is not convertible into Common Stock Series A. The Board of Directors of Citizens may, in its sole discretion and at any time, require all of the holders of Common Stock Series A to exchange all of their shares of Common Stock Series A for shares of Common Stock Series B on a share-for-share basis. The holders of Common Stock Series A and Series B participate ratably in liquidation.


                          COMMON STOCK DIVIDENDS

  The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of Citizens out of funds legally available therefor. Dividends have been paid to holders of Common Stock every year without interruption beginning in 1939 and, although there can be no assurances as to the amount of any future dividends, the Company has increased cash dividends and/or cash value equivalents every year without interruption beginning in 1946. Beginning in 1956, when the two-series common stock capitalization of Citizens was initiated, through 1989, only stock dividends were paid on Common Stock Series A and only cash dividends were paid on Common Stock Series B. Commencing in 1990, Citizens has declared and paid quarterly stock dividends at the same rate on shares of both Common Stock Series A and Common Stock Series B. The stock dividend rate is based on an underlying cash equivalent. The Company expects that under present Federal tax law, stock dividends on Common Stock Series A and Common Stock Series B, if paid and received pro-rata and otherwise in the same manner as they have been since 1990, will be free of current federal income taxation on receipt. Such stock dividends are treated as capital transactions when and if sold. Gain or loss is based on the difference between sales price and adjusted basis per share.

  To the extent that stock dividends are declared on the Common Stock Series B, the same stock dividend must be declared on the Common Stock Series A. To the extent that cash dividends are paid out of funds that are legally available on the Common Stock Series B, stock dividends with an equivalent fair value must be paid during the same calendar year on the Common Stock Series A, unless cash dividends are declared on the Common Stock Series A at the same time and in an equal amount as on the Common Stock Series B.

  Fractional shares for shareholders who accounts are registered with Citizens' Transfer Agent ("Registered Stockholders") are aggregated until they equal a full share, and the resulting share is credited to the shareholder's account. Fractional share interests of Registered Shareholders are sold only for shareholder accounts closed during the year. Street name shareholders should consult their broker or custodial institution for information about the treatment of fractional shares. Any fractional share sold is treated for federal income tax purposes as proceeds from the sale of stock.

  The holders of Common Stock have no preemptive rights.







                  STOCK DIVIDEND SALE PLAN AND CONVERSION
            OF COMMON STOCK SERIES A INTO COMMON STOCK SERIES B

  The Company has a Stock Dividend Sale Plan (the "Plan") which enables Common Stock Series B shareholders to elect to have their future stock dividends sold and the cash proceeds of the sale (minus a 5 cent per share commission) distributed to them quarterly. If a Common Stock Series B shareholder's account is held by a broker or custodial institution participating in the Plan, the cash proceeds are sent to the broker or custodial institution. Generally, for federal income tax purposes, the difference between the proceeds from the sale of the stock dividends (the net cash received) and the adjusted basis of the shares sold are treated as a capital transaction.

  Holders of Common Stock Series A may at any time convert, on a share-for-share and tax-free basis, their Common Stock Series A shares into Common Stock Series B shares and after such conversion, may enroll in the Plan.

  Common Stock Series B shareholders may enroll throughout the year in the Plan, except during the following periods between the quarterly dividend declaration and dividend payment dates: February 15-March 31; May 16-June 30; August 16-September 30; and November 16-December 31, during which the effectiveness of enrollment will be delayed until the end of each period.

  After a Common Stock Series B shareholder account has been enrolled in the Plan, future stock dividends in that account will be sold quarterly, unless the Company's Transfer Agent receives written notification from a Series B shareholder to withdraw that account from the Plan. Shareholders who withdraw an account from the Plan will then receive quarterly stock dividends and are not eligible to re-enroll that account in the Plan for 12 months.

                        DIRECT STOCK PURCHASE PLAN

  The Company has a Direct Stock Purchase Plan (the "Purchase Plan") offered by a separate prospectus which permits shareholders who have an account in the Purchase Plan to add to their investment in Common Stock, as often as once a month, by making optional cash payments of at least $100 a month and up to a maximum of $25,000 per quarter for each shareholder account. Shareholders may also sell their shares of Common Stock through the Purchase Plan. Shares acquired through the Purchase Plan are recorded in book-entry form on the Company's stock books in the same manner maintained for other shareholdings of record, subject to the right of a participant to receive certificates upon request.

                              TRANSFER AGENT

  The Transfer Agent for the Company's Common Stock is the Illinois Stock Transfer Company. The Illinois Stock Transfer Company ("Agent") is the administrator of the Plan and Purchase Plan and acts as Agent for participants.

                                   OTHER

  The Board of Directors of the Company has authorized a program under which the Company may expend up to $50 million to repurchase shares of its Common Stock. The shares may be purchased from time to time in the open market to meet dividend obligations. The amount and timing of the purchases will be subject to market conditions and other factors.

                         COMMON STOCK PRICE RANGE

  Citizens trades on the New York Stock Exchange under the symbols CZNA and CZNB for Common Stock Series A and Common Stock Series B, respectively. The table below indicates the high and low prices per share for the periods shown. The high and low prices per share from January 1, 1993, through June 26, 1995, were taken from the daily quotations published in The Wall Street Journal during the periods indicated. Prices have been adjusted retroactively for intervening stock dividends and the August 31, 1993 2-for-1 stock split, rounded to the nearest 1/8th.



            1st Quarter      2nd Quarter     3rd Quarter     4th Quarter
           High     Low     High     Low    High   Low       High      Low

1995
Series A  14        12
Series B  14        12 1/4

1994
Series A  16 5/8    13 1/2  15 3/8  12 7/8  14      12 3/4   13 3/8   12 1/8
Series B  16 3/4    13 3/8  15 3/8  12 7/8  14      12 3/4   13 3/8   12 1/4

1993
Series A  16 1/4    12 3/8  17      14 3/4  16 7/8  12 1/4   18 3/8   14 7/8
Series B  16 1/4    12 1/2  17      14 1/2  16 7/8  12 1/4   18 1/4   14 7/8

The reported high and low prices for April 1, 1995 through June 26, 1995 were $ 12 3/4 and $10 5/8 per share of Common Stock Series A and $12 3/4 and $10 7/8 per share of Common Stock Series B, respectively. The reported last sale prices on the New York Stock Exchange on June 26, 1995 were $11 7/8 per share of Common Stock Series A and $11 7/8 per share of Common Stock Series B.

                                  EXPERTS

  The consolidated financial statements of the Company as of December 31, 1994, 1993 and 1992, and for each of the years then ended, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been so incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              LEGAL OPINIONS

  The validity of the Common Stock will be passed upon by Boulanger, Hicks, Stein & Churchill, P.C., 135 East 57th Street, New York, New York, counsel for the Company. Boulanger, Hicks, Stein & Churchill may rely upon local counsel in the states in which the Company is conducting a utility business as to certain matters governed by the laws of such states including matters relating to required authorization, if any, of the Common Stock by the public utilities commissions in such states.

                        CITIZENS UTILITIES COMPANY
               SCHEDULE A TO PROSPECTUS DATED JUNE __, 1995





                                  No. of Shares of Common Stock Series
                                  B of Citizens Utilities Company held
                                  and maximum number to be offered for
Name                              sale*
- ------------------------          ------------------------------------

                          FORMER SHAREHOLDERS OF
         FCS, INC., doing business as Flex Communications Systems

Lowell E. Eckert                  Up to 920,000

                          FORMER SHAREHOLDERS OF
                                 RHI, INC.

Harold A. Ritke                    267,010.707
Esther M. Ritke                    267,010.707

                          FORMER SHAREHOLDERS OF
                     NATURAL GAS COMPANY OF LOUISIANA
Don A. Almerico                         15,144.963
J. A. Almerico                          15,144.963
Margaret Landry Bradley                 23,173.614
Benjamin B. Ferdon                      11,451.525
William R. Ferdon                       11,451.525
Allen Friloux                            3,047.355
Arleen O. Friloux                        7,920.389
Friloux Family Partnership              24,252.560
Floyd J. Friloux Sr.                     6,089.352
Henri M. Friloux
Trust No. 1                              7,920.389
Henry J. Friloux Jr. as Trustee under
trusts for the Friloux Family           31,681.556
Henry J. Friloux Sr. as Trustee under
trusts for the Friloux Family          118,549.743
Henry J. Friloux Jr.                    50,789.556
Jacqueline M. Friloux
Trust No. 1                              7,920.389
James J. Friloux                         3,047.355
Nash J. Friloux                         50,789.556
Paula G. Friloux                         7,920.389
Pierre F. Friloux Trust                  7,920.389
Suzanne T. Friloux                       3,047.355
James D. Harkins                         7,920.389
Jeffrey S. Harkins                       7,920.389
Laura L. Harkins                         7,920.389
Lettie F. Harkins                       50,789.556
Lettie L. Harkins                        7,920.389
Philip L. Harkins                        7,920.389
Wesley B. Harkins                        7,920.389
Jeanette Friloux Keller                  6,100.189
Jeanette L. Landry                      23,173.614
Mary Alice St. Ament                     3,047.355
John A. Landry                          23,173.614
Paul T. Landry Jr.                      23,173.614
William B. Landry                       23,173.614
Andrea F. Tullos                         7,920.389
Shareholders offering less than
1,000 Shares each                          121.136

FORMER SHAREHOLDERS OF
FRANKLIN ELECTRIC LIGHT CO.

Richard G. Davis &
Elizabeth C. Davis JT Wros               8,146.133
Charles Gates &
Priscilla Gates JT Wros                  2,965.806
David H. Gates                           7,430.092
Hugh Gates &
Cynthia Gates JT Wros                    9,856.722
Vereta J. Gates                          1,111.626
Sally Hull &
Carroll Hull JT Wros                     3,134.871
Marjorie Irish                           2,223.264
Jane Gates Merriam                       4,457.598
Meri Lee Perkins &
John David Perkins JT Ten                1,246.398
Harland G. Titemore &
Ruth M. Titemore &
Richard G. Titemore JT Wros              4,850.978
Shareholders offering less than
1,000 Shares each                       11,479.179

FORMER SHAREHOLDERS OF
DOUGLASVILLE WATER COMPANY

Mr. & Mrs. Marvin R. Harner             29,564.92
Harold G. Gresh                          2,813.58

FORMER SHAREHOLDER OF
ELECTRIC LIGHTWAVE INC.

John Warta                             268,113.265

____________________________
*  As of June 30, 1995
                                 PART II.

                  INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

        Description                                              Amount(1)
          -----------                                   ---------

  Securities and Exchange Commission filing fee . . . . . . . . . .$ 3,767
  Printing and engraving. . . . . . . . . . . . . . . . . . . . . .  3,000
  Legal Services. . . . . . . . . . . . . . . . . . . . . . . . . .  5,000
  Accounting services . . . . . . . . . . . . . . . . . . . . . . .  2,000
  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .  2,233
     Total(1) . . . . . . . . . . . . . . . . . . . . . . . . . .  $16,000
                                                                  =========

_____________________
(1) All fees are estimated except for the Securities and Exchange Commission filing fee.


Item 15.  Indemnification of Directors and Officers.

  The Company, being incorporated under the Delaware General Corporation Law, is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, including liabilities arising under the Securities Act of 1933, as amended (the "Act"), as therein provided. In addition, By-Laws 24 and 24A of the Company and a resolution adopted by the Board of Directors in connection with the issuance of the Common Stock provide for indemnification of specified persons, including officers and directors of the Company, for liabilities arising under said Act, as provided in said By-Laws and resolution.

  The Company also maintains insurance providing coverage for the Company and its subsidiaries against obligations incurred as a result of indemnification of officers and directors. The coverage also insures the officers and directors for a liability against which they may not be indemnified by the Company or its subsidiaries but excludes specified dishonest acts.

Item 16.  Exhibits.

  An Exhibit Index, containing a list of all exhibits to this registration statement, commences on page II-6.

Item 17.  Undertakings.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration state-ment;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                   [This space intentionally left blank]

                               SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford and State of Connecticut on the 29th day of June, 1995.

                                 CITIZENS UTILITIES COMPANY


                                 By  /s/ Robert J. DeSantis
                                     ----------------------
                                     Vice President and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                Title                       Date

/s/ LEONARD TOW*               Chairman of the Board              June 29, 1995
- ---------------                Chief Executive Officer,
                               Chief Financial Officer
                               and Director

/s/ ROBERT J. DESANTIS*        Vice President and                 June 29, 1995
- ----------------------         Treasurer

/s/ NORMAN I. BOTWINIK*        Director                           June 29, 1995
- ----------------------

/s/ STANLEY HARFENIST*         Director                           June 29, 1995
- ---------------------

/s/ ANDREW N. HEINE*           Director                           June 29, 1995
- -------------------

/s/ AARON I. FLEISCHMAN*       Director                           June 29, 1995
- -----------------------

/s/ ELWOOD A. RICKLESS*        Director                           June 29, 1995
- ----------------------

/s/ JOHN L. SCHROEDER*         Director                           June 29, 1995
- ---------------------

/s/ ROBERT D. SIFF*            Director                           June 29, 1995
- ------------------

/s/ ROBERT A. STANGER*         Director                           June 29, 1995
- ---------------------

/s/ EDWIN TORNBERG*            Director                           June 29, 1995
- ------------------

/s/ CLAIRE L. TOW*             Director                            June 29, 1995
- -----------------


*By /s/
    Attorney-in-fact

                                    Exhibit Index


Exhibit
   No.    Description
- -------   -----------

 3.1* Restated Certificate of Incorporation of Citizens Utilities Company, with all amendments to March 22, 1994.

 5        Opinion of Boulanger, Hicks, Stein & Churchill, P.C.

 23.1     Consent of KPMG Peat Marwick LLP.

 23.2     Consent of Boulanger, Hicks, Stein & Churchill (contained in Exhibit
          No. 5).

 24       Powers of Attorney.


*Exhibit No. 3.1 is incorporated by reference to such document, bearing the designation
Exhibit No. 4.100.1 filed with the Company's Registration Statement on Form S-3 No. 33-51529 filed December 16, 1993.
  No dealer, salesman or other person has
been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


TABLE OF CONTENTS


Prospectus                                                         PAGE

Available Information                                                2
Incorporation of Certain Documents
  by Reference                                                       2
The Company                                                          3
GTE Acquisitions                                                     3
Recent Developments                                                  4
The Business                                                         5
Capital Requirements and Financing                                   5
Selling Stockholders                                                 6
Use of Proceeds                                                      6
Description of Common Stock Series A and Series B                    6
Common Stock Dividends                                               7
Stock Dividend Sale Plan and Conversion of Common
  Stock Series A into Common Stock Series B                          8
Direct Stock Purchase Plan                                           8
Transfer Agent                                                       8
Other                                                                9
Common Stock Price Range                                             9
Experts                                                              9
Legal Opinions                                                      10
Schedule A                                                         S-1


                                 2,613,165
                                  Shares

                           COMMON STOCK SERIES A

                                  AND/OR

                           COMMON STOCK SERIES B

                                PROSPECTUS
                               June __, 1995